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                                                                EXHIBIT 6



                             TERM LOAN AGREEMENT


                         COMMONWEALTH ENERGY SYSTEM


                        Dated as of November 24, 1993











                      THE FIRST NATIONAL BANK OF BOSTON
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                              TABLE OF CONTENTS

                                                                      EDGAR
Section                            Title                      Page    PAGE


        SECTION 1 - DEFINITIONS AND RULES OF CONSTRUCTION

1.1     Definitions...................................         1       4
1.2     References are to Agreement...................         6       7
1.3     Accounting Terms..............................         6       8
1.4     Number and Gender.............................         7       8

        SECTION 2 - THE TERM LOAN

2.1     Closing of the Term Loan......................         7       8
2.2     The Note......................................         7       8

        SECTION 3 - INTEREST and FEES

3.1     Interest......................................         7       8
3.2     Closing Fee...................................         8       8
3.3     Computation of Interest and Fees..............         8       9

        SECTION 4 - PAYMENTS AND PREPAYMENTS

4.1     Installments..................................         8       9
4.2     Prepayments...................................         8       9
4.3     Method of Payment.............................        10      10

        SECTION 5 - CONDITIONS

5.1     Representations and Warranties Correct;
          No Default..................................        10      10
5.2     Proceedings and Documents.....................        10      10
5.3     Legality of Investment........................        11      10
5.4     Opinion of Company's Counsel..................        11      10

        SECTION 6 - REPRESENTATIONS AND WARRANTIES

6.1     Organization and Qualification................        11      11
6.2     Status under Holding Company Act, Investment
          Company Act and Federal Power Act...........        12      11
6.3     Subsidiaries..................................        12      11
6.4     Authorization and Compliance of Agreement,
          Note........................................        12      12
6.5     Business and Property.........................        13      12
6.6     Changes.......................................        13      12
6.7     Financial Statements..........................        14      13
6.8     Actions Pending...............................        14      13
6.9     Title to Properties...........................        14      13
6.10    Taxes.........................................        14      13
6.11    Conflicting Agreements........................        15      13
6.12    Use of Proceeds...............................        15      13
6.13    Federal Reserve Regulations...................        15      14
6.14    ERISA.........................................        16      14
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                                                                      EDGAR
Section                            Title                      Page    PAGE


        SECTION 7 - AFFIRMATIVE COVENANTS

7.1     Financial and Business Information............        17      15
7.2     Delivery of Certificates......................        19      16
7.3     Notice of Default.............................        19      16
7.4     Inspection of Property........................        19      16
7.5     Compliance with Laws..........................        19      16
7.6     Financial Records.............................        20      16
7.7     Maintenance and Existence and Franchises......        20      17
7.8     Payment of Taxes and Claims...................        20      17

        SECTION 8 - NEGATIVE COVENANTS

8.1     Limitation on Restricted Payments.............        20      17
8.2     Limitation on Funded Debt.....................        21      17
8.3     Negative Pledge...............................        22      18
8.4     Limitation on Sale of Assets..................        23      19
8.5     Limitation of Certain Restrictions Affecting
          any Subsidiary..............................        23      19
8.6     Limitation on Issuance of Subsidiary's Shares         24      19
8.7     Limitation on Lines of Business...............        24      20
8.8     Limitation on Transactions with Affiliates....        24      20
8.9     Merger and Sales of Assets as an Entirety.....        25      20
8.10    Consolidated Shareholders' Equity.............        26      20

        SECTION 9 - EVENTS OF DEFAULT

9.1     Acceleration..................................        26      21
9.2     Other Remedies................................        28      22

        SECTION 10 - MISCELLANEOUS

10.1    Expenses......................................        28      22
10.2    Consents to Waiver, Amendment, etc............        28      22
10.3    Transfers.....................................        29      23
10.4    Immunity of Shareholders and Others...........        29      23
10.5    Survival of Representations and Warranties....        29      23
10.6    Successors and Assigns........................        29      23
10.7    Notices.......................................        30      23
10.8    Descriptive Headings..........................        30      24
10.9    Governing Law.................................        30      24
10.10   Counterparts..................................        30      24
10.11   Severability..................................        30      24
10.12   Waiver of Jury Trial..........................        31      24


        EXHIBIT A - Promissory Note                                   25
        EXHIBIT B - Officer's Certificate                             26
        EXHIBIT C - Legal Opinion                                     30

        Schedule I - Subsidiaries                                     37
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                             TERM LOAN AGREEMENT

                        Dated as of November 24, 1993

     THIS TERM LOAN AGREEMENT is made as of November 24, 1993, by and between COMMONWEALTH ENERGY SYSTEM, a Massachusetts business trust having its chief executive office at One Main Street, Cambridge, Massachusetts 02142-9150 (the "Company") and THE FIRST NATIONAL BANK OF BOSTON, a national banking associa-tion having its head office at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank").

     1. Definitions and Rules of Construction.

     1.1. Definitions. For the purpose of this Agreement, the following defined terms shall have the respective meanings specified unless the context clearly requires otherwise:

     "Affiliate" shall mean any Person directly or indirectly controlling or controlled by or under common control with the Company or any Subsidiary, provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by voting agreement or otherwise.

     "Agreement" shall mean this Term Loan Agreement, as the same may be amended, modified or extended from time to time.

     "Bank" shall have the meaning set forth in the preamble to this Agree-ment.

     "Capital Stock" shall mean any and all shares, interests, participations, shares of beneficial interest or other equivalents (however designated) of stock, including, without limitation, preferred stock, redeemable preferred stock, common stock, or options or warrants relating thereto.

     "Closing Date" shall mean November 24, 1993, or such other date not later than November 30, 1993 as may be agreed upon by the Company and the Bank.

     "Commission" shall mean the Securities and Exchange Commission or any governmental body or agency succeeding to its functions.

     "Company" shall have the meaning set forth in the preamble to this Agree-ment.

     "Consolidated Assets" shall mean, at any time, the consolidated assets of the Company and its Consolidated Subsidiaries as of such time, determined in accordance with generally accepted accounting principles.

     "Consolidated Capitalization" shall mean, at any time, the sum of (i) Consolidated Funded Debt, (ii) Consolidated Short-Term Debt and (iii) Consoli-dated Shareholders' Equity.

     "Consolidated Debt" shall mean, at any time, the consolidated Debt of the Company and its Consolidated Subsidiaries as of such time, as determined in accordance with generally accepted accounting principles.
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     "Consolidated Funded Debt" shall mean, at any time, Consolidated Debt that is, at such time, Funded Debt.

     "Consolidated Net Income" shall mean, for any period, the amount of consolidated net income (or net loss) of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with generally accepted accounting principles, provided that there shall be excluded (a) any net income (or net loss) of a Consolidated Subsidiary (i) for any period during which it was not a Consolidated Subsidiary or (ii) to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary is not at the time permitted by operation of the terms of any contract or law, and (b) any net income (or net loss) of any Person (other than a Consolidated Subsidiary) in which the Company or any Consolidat-ed Subsidiary has an ownership interest, except to the extent of the greater of (i) 50% of such net income and (ii) the amount of such income as has actually been received by the Company or such Subsidiary in the form of cash dividends or similar distributions.

     "Consolidated Shareholders' Equity" shall mean, at any time, the aggre-gate of the par value of, or stated capital represented by, the outstanding shares of all classes of Capital Stock of the Company on a consolidated basis, plus (or minus, if negative) the surplus of the Company, paid in, earned and other, if any, as stated on its books of account and determined in accordance with generally accepted accounting principles; provided that (a) surplus resulting from good will or its equivalents or any write-up of assets shall be excluded, and (b) there shall be added back to surplus any deductions from surplus occurring after December 31, 1988 in respect of losses, write-offs or write-downs of the investment or any Consolidated Subsidiary in any generating station (not in commercial operation as of the date hereof), as recorded on the consolidated books of account of the Company as of December 31, 1988.

     "Consolidated Short-Term Debt" shall mean, at any time, the amount of Short-Term Debt of the Company and its Consolidated Subsidiaries as of such time, as determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Subsidiary" shall mean, at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such time as required by generally accepted accounting principles.

     "Debt" of any Person shall mean (a) all obligations, secured or unse-cured, direct or indirect, for borrowed money and evidenced by bonds, deben-tures, notes or other similar instruments (including, without limitation, obligations with respect to letters of credit, insurance policies supporting repayment of indebtedness for borrowed money and bankers' acceptances and obligations), (b) all Guaranties as to which such Person shall have any liability and (c) all obligations under capitalized leases except Subsequent Capitalized Leases.

     "Event of Default" shall mean any of the events specified in Section 9.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event, or act; and "Default" shall mean any such event whether or not any such requirement has been satisfied.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as
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amended.

     "FERC" shall mean the Federal Energy Regulatory Commission or any governmental body or agency succeeding to its functions.

     "Funded Debt" of any Person at any date means all Debt of such Person (a) maturing by its terms more than 12 months after the date of issuance or creation or (b) payable on demand or maturing 12 months or less from the date of issuance or creation if such Debt is, at the election of the Person, renewable or extendable pursuant to the terms thereof or any instrument or agreement relating thereto, to a date more than one year from the date of creation or issuance of such Debt.

     "Guaranty" shall mean any obligation, contingent or otherwise, of the Company, in respect of the payment of any Debt of any other Person, or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (including without limitation obligations arising under agreements to keep well, to furnish capital funds by the purchase of securities or to reimburse for payments made for the benefit of such other Person under performance letters of credit).

     "Holding Company Act" shall mean the Public Utility Holding Company Act of 1935, as amended, or any successor federal statute providing for the regulation of public utility holding company systems.

     "Lien" shall mean, with respect to any property or asset (or any income or profits therefrom) of any Person, any mortgage, lien, pledge, attachment, levy, charge, or other security interest or encumbrance of any kind upon or in respect of such property or asset (or upon or in respect of any income or profits therefrom), in each case, whether the same is consensual or nonconsen-sual or arises by contract, operation of law, legal process or otherwise. For this purpose, the Company or any Consolidated Subsidiary shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such property or asset.

     "Net Cash Proceeds" shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) from disposition of assets, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial and local taxes payable as a consequence of such disposition of assets and in each case net o all payments made on indebtedness secured by such asset in accordance with the terms of the Lien with respect to such asset and net of all distributions and other payments made as a result of such disposition of assets.

     "Note" shall have the meaning specified in Section 2.2(a).

     "Officer's Certificate" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

     "Operating Utility Subsidiaries" shall mean (i) Canal Electric Company, Cambridge Electric Light Company, Commonwealth Electric Company and Common-wealth Gas Company, or any successor Person thereto, and (ii) any Person which becomes a Subsidiary of the Company after the date hereof and which is engaged
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primarily in the business of a retail gas or electric utility company as defined by Massachusetts General Laws, Chapter 164.

     "Permitted Investments" shall mean (a) direct obligations of the United States of America or any of its agencies or obligations fully guaranteed by the United States of America maturing in not more than one year; (b) certifi-cates of deposit issued by the Bank or a bank or trust company organized under the laws of the United States or any of its states, and whose long-term obligations are rated in one of the highest three "investment-grade" rating categories by Moody's Investors Service, Inc. and Standard and Poor's Rating Group, maturing not more than one year after the date acquired; and (c) commercial paper maturing in nine months or less which is given the highest rating by a nationally recognized statistical rating organization.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated organiza-tion, or government or any agency or political subdivision thereof.

     "Reports" shall have the meaning specified in Section 6.5.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Short-Term Debt" shall mean at any date any Debt of a Person maturing by the terms of the instrument whereby it is evidenced or pursuant to which it was incurred, less than one year from the date of issuance and not extendable or renewable by such Person at its option beyond such term.

     "Subsequent Capitalized Lease" shall mean a lease in effect on the date hereof which is not deemed to be a capitalized lease in accordance with generally accepted accounting principles in effect at the date hereof but which later becomes such a capitalized lease.

     "Subsidiary" shall mean any corporation, business trust or realty trust at least a majority of the outstanding Voting Stock of which shall at the time be owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

     "Term Loan" shall have the meaning specified in Section 2.1.

     "Voting Stock" as applied to the stock (or the equivalent thereof) of any corporation, business trust or realty trust, shall mean stock (or such equivalent) of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors (or other governing body) of such corporation or business trust, other than stock (or such equivalent) having such power only by reason of the happening of a contingency.

     "Wholly Owned Subsidiary" shall mean, as applied to any Person, a Subsidiary all of the Voting Stock of which (except directors' qualifying shares) is, directly or indirectly, owned or controlled by such Person, or one or more Wholly Owned Subsidiaries or by the Person and one or more such Subsidiaries.

     1.2. References are to Agreement. Unless the contact otherwise requires, all references herein to "Sections", "Paragraphs" and other subdivisions refer to the corresponding Sections, Paragraphs and other subdivisions of this Agreement, and the words "herein", "hereof", "hereby", "hereunder" and words
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of similar import refer to this Agreement as a whole and not to any particular
Section, Paragraph or other subdivision hereof.

     1.3. Accounting Terms. Unless the context otherwise requires, all accounting terms used herein shall have the meanings ascribed to them in accordance with generally accepted accounting principles.

     1.4. Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.1, shall include the plural, and vice versa. The use of a word or any gender shall include all genders.

     The Term Loan.

     2.1. Closing of the Term Loan. Subject to the terms hereof, the Bank will lend to the Company, on the Closing Date, a term loan (the "Term Loan") that shall not exceed, in the aggregate principal amount $25,000,000. Subject to the terms and conditions hereof, the Bank shall make the Term Loan on the effective date specified therefor by crediting the amount of the Term Loan to the Company's demand deposit account with the Bank.

     2.2. The Note. (a) The Term Loan shall be evidenced by a promissory note in substantially the form of Exhibit A hereto (the "Note"), payable to the order of the Bank and having a final maturity on the second anniversary of the Closing Date. The Note shall be dated the Closing Date and shall have the blanks therein appropriately completed.

     (b) The Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of the Term Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Bank is hereby irrevocably authorized by the Company to attach to and make a part of the Note a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect the Term Loan or the rights or obligations of the Bank or the Company with respect thereto.

     3. Interest and Fees.

     3.1. Interest. (a) The Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to four and seven tenths of one percent (4.70%). Such interest shall be payable on the last day of each January, May, July and October, commencing January 31, 1994, and when the Term Loan is due (whether at maturity, by reason of acceleration or otherwise).

     (b) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to one percent (1%) above the rate otherwise then applicable to the Term Loan.

     3.2. Closing Fee. The Company shall pay to the Bank a closing fee computed at the rate of one tenth of one percent (1/10%) of the amount of the Term Loan, payable on the Closing Date.
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     3.3. Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a business day such payment may be made on the next succeeding business day, and such extension shall be included in computing interest in connection with such payment.

     4. Payments and Prepayments.

     4.1. Installments. The Term Loan shall be payable in an installment equal to $10,000,000 on the first anniversary of the Closing Date and an installment of $15,000,000 (or such other amount as shall equal the principal amount then outstanding) on the second anniversary of the Closing Date.

     4.2. Prepayments. (a) The Term Loan may be prepaid at any time, in whole or in part, provided that interest accrued on the amounts so paid to the date of such payment must be paid at the time of any such payment, together with amounts calculated pursuant to the next following paragraph. Prepayments of the Term Loan shall be applied to installments of principal due thereunder in the inverse order of their maturities.

(b) If the Company for any reason makes any payment of principal with respect to the Term Loan on any day other than the due date therefor, whether by reason of voluntary prepayment, acceleration or otherwise, the Company shall pay to the Bank an amount computed pursuant to the following formula:

          First, the Bank shall determine, for each principal installment that is prepaid in whole or in part, the amount by which (i) the amount of interest which would have accrued on such installment (or prepaid portion thereof), had such prepayment not occurred, during the period beginning on the date of the prepayment and ending on the date on which such installment would otherwise have been due (the "Reemployment Peri-od"), exceeds (ii) the total amount of interest which would accrue, during the Reemployment Period, at an interest rate (the "Reinvestment Rate") equivalent to the yield on any readily marketable bond or other obligation of the United States, designated by the Bank in its sole discretion, in an amount equal (as nearly as may be) to the total amount of principal prepaid and having a maturity comparable to the weighted average maturity of all prepaid installments.

     The determination of the Reinvestment Rate shall reflect the amortization of any discount from par or accretion of premium above par at which such U.S. obligation is selling at the time of designation.

          Second, the Bank shall divide such excess by the number of interest payments which the Company would have been required to make during the Reemployment Period in respect of such principal installment (or portion thereof). The resulting amount is herein referred to as the "Interest Indemnity Amount".

          Third, an Interest Indemnity Amount shall be treated as payable on each date on which interest would have been payable had such principal installment (or portion thereof) not been prepaid.

          Fourth, the Bank shall determine the present value of each such
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     Interest Indemnity Amount by discounting it at the Reinvestment Rate from the date on which it is to be treated as payable.

          Fifth, the amount to be paid with respect to each such principal installment (or portion thereof) shall be the sum of all such discounted Interest Indemnity Amounts.

The prepayment charge shall be the sum of the amounts payable with respect to each prepaid installment (or portion thereof), determined as aforesaid. The Company shall pay the amount of such prepayment charge upon presentation by the Bank of a statement setting forth the amount and the Bank's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     4.3. Method of Payment. All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Company to the Bank at its head office in immediately available funds, on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and the Company hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Bank.

     5.   Conditions.

          The Bank's obligation to make the Term Loan on the Closing Date is subject to the fulfillment to the Bank's satisfaction, on or before the Closing Date, of the following conditions:

     5.1. Representations and Warranties Correct; No Default. All repre-sentations and warranties contained in Section 6 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date except to the extent of changes caused by the transactions herein contemplated. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Event of Default or Default. The Company shall have delivered to the Bank an Officer's certificate, dated as of the Closing Date, to each such effect.

     5.2 Proceedings and Documents. All corporate transactions, proceedings and instruments relating to this Agreement, the Note and the making of the Term Loan hereunder shall be reasonably satisfactory to the Bank and its counsel; and the Bank shall have received all copies of all such documents and other evidence as it may reasonably request in order to verify the consumma-tion of all such transactions, the taking of all necessary proceedings in connection therewith and compliance with the terms conditions set forth in this Agreement, in form (as to certification and otherwise) and substance satisfactory to the Bank and its counsel.

     5.3 Legality of Investment. On the Closing Date, there shall have occurred no change in any law or regulation or interpretation thereof that, in the opinion of counsel for the Bank, would make it illegal or against the policy of any governmental agency or authority for the Bank to make the Term Loan.

     5.4. Opinion of Company's Counsel. The Bank shall have received from
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<PAGE 11>

general counsel to the Company an opinion, in substantially the form of Exhibit C hereto, dated the Closing Date and addressed to the Bank. Such opinion shall be supplemented to cover such other matters incident to the transactions contemplated by this Agreement as the Bank may reasonably request.

     6. Representations and Warranties.

     The Company represents and warrants as follows:

     6.1. Organization and Qualification. (a) The Company is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, including the execution, delivery, and performance by the Company of this Agreement and the Note. The nature of the business transacted by the Company does not require the Company to be qualified or licensed to do business in any other jurisdiction other than The Commonwealth of Massachusetts.

     (b) Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation (or other entity), and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a materially adverse effect upon the business, prospects, profits, properties or condition (financial or otherwise) of the Company or the Company and its Consolidated Subsidiaries taken as a whole.

     6.2. Status under Holding Company Act, Investment Company Act and Federal Power Act. The Company is a "holding company" as such term is defined in the Holding Company Act. The Company and its Subsidiaries are exempt from all the provisions of the Holding Company Act, except Section 9(a)(2) thereof. The Company is required under the Holding Company Act to file an exemption statement on Form U-3A-2 annually with the Commission and such exemption statement is in full force and effect. The Commission has taken no action, nor threatened to take any action, to terminate such exemption. The Company is not, and is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Invest-ment Company Act of 1940, as amended. The Company is not required to obtain any authorization or approval of the FERC Under the Federal Power Act as to the transactions contemplated hereby.

     6.3. Subsidiaries. Schedule I hereto sets forth all or the Subsidiaries of the Company and the percentages of the various classes of their Capital Stock owned by the Company and indicates which Subsidiaries are Consolidated Subsidiaries. The Company or another Subsidiary has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all Capital Stock owned by the Company or such Subsidiary. All such Capital Stock have been duly authorized and issued and are fully paid and nonassessable. Schedule I hereto also sets forth a reason-ably complete description of the type of business engaged in by each Subsid-iary listed therein.
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     6.4. Authorization and Compliance of Agreement, Note. All necessary proceedings have been taken by the Company to authorize the execution, delivery, and performance by the Company of this Agreement and the Note in accordance with their respective terms. This Agreement and the Note have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company.

     6.5 Business and Property. In connection with the making of the Term Loan hereunder, the Bank has been furnished with a copy of (a) the Annual Report of the Company filed with the Commission on Form 10-K for the fiscal year ended December 31, 1992 (the "Annual Report"), (b) the Quarterly Report of the Company filed with the Commission for the fiscal quarter ended September 30, 1993 and (c) Form U-3A-2 of the Company for fiscal year ending December 31, 1992 filed with the Commission under the Holding Company Act (collectively, the "Reports"). The Reports accurately describe in all material respects the general nature of the business and properties of the Company and its Consoli-dated Subsidiaries. Neither this Agreement or the Reports nor any other document, certificate, instrument or written statement furnished to the Bank in connection with the transactions contemplated hereby includes any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact which the Company has not disclosed to the Bank in the Reports which materially and adversely affects or, so far as the Company can now reasonably foresee, will materially and adversely affect, the business, prospects, profits, properties or condi-tion (financial or otherwise) of the Company or the Consolidated Subsidiaries, or the ability of the Company to perform its obligations under this Agreement or the Note. The Company has not filed with the Commission any reports under
Section 13 or 15(d) of the Exchange Act since September 30, 1993 which have not been furnished to the Bank.

     6.6. Changes. Except as contemplated in the Reports, subsequent to the respective dates as of which information is given in the Reports, neither the Company nor any of its Consolidated Subsidiaries has incurred any liabilities or obligations, direct or indirect, absolute or contingent, or entered into any transactions, not in the ordinary course of business, which are material to the Company or such Consolidated Subsidiary, and other than the proposed private placement of up to $40,000,000 in Funded Debt contemplated to be issued by Commonwealth Gas Company, there has not been any change in the Funded Debt of the Company or any Consolidated Subsidiary, or any material change in the Short-Term Debt of the Company or any Consolidated Subsidiary, or any material adverse change, or any development involving a prospective material adverse change, in the business, prospects, profits, properties or condition (financial or otherwise) of the Company or any Consolidated Subsid-iary.

     6.7. Financial Statements. The financial statements, together with the related notes and schedules, set forth in the Reports (a) are complete and correct in all material respects, (b) have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved (except as otherwise set forth in the notes to such financial statements), (c) show all known material liabilities, direct or contingent, of the Company and each of the Consolidated Subsidiaries as of the dates thereof and (d) fairly present, as of the dates thereof, the financial position and the results of the operations of the Company and the Consolidated Subsidiar-ies.

<PAGE 13>

     6.8. Actions Pending. Except as disclosed in the Reports, there is no action, suit, investigation or proceeding (including, without limitation, actions, suits, investigations or proceedings relating to discharge of pollutants or wastes into the environment) pending or, to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiar-ies before any court, arbitrator or administrative or governmental body, which could reasonably be expected to materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries.

     6.9. Title to Properties. The Company and each of its Consolidated Subsidiaries have good and marketable title in fee simple (except as their respective interests are stated in the Reports to be otherwise) to all of their respective real estate described in the Reports, and good title to their other properties described in the Reports, subject only to liens described in the Reports, leases, liens, easements and other interests in real property of a nature, and minor defects and irregularities customarily found in properties of like size and character, in each case which do not impair the use of the properties affected thereby in the operation of the business of the Company or each Consolidated Subsidiary. To the best of the Company's knowledge after due inquiry, the Company and its Consolidated Subsidiaries each possess all licenses, permits and franchises which are required to conduct their respec-tive businesses as now conducted.

     6.10. Taxes. The Company has and each of its Consolidated Subsidiaries has filed when due all Federal and State income tax returns which are required to be filed, and each has paid or made adequate provision for the payment of all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due. The Federal income tax liabilities of the Company and all of its Consolidated Subsidiaries have been examined and reported on by the Internal Revenue Service (or closed by applicable statutes) and satisfied for all fiscal years prior to and including the fiscal year ended December 31, 1986.

     6.11. Conflicting Agreements. Neither the Company nor any of its Consoli-dated Subsidiaries or Affiliates is a party to any contract or agreement or subject to any charter or other corporate restriction which, in the opinion of the officers of the Company, materially and adversely affects the business, properties, or condition (financial or otherwise) of the Company or the Company and its Consolidated Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement and the Note nor fulfillment of nor compliance with the terms and provisions of this Agreement and of the Note will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in any violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, (a) the Declaration of Trust of the Company or the charter and By-Laws or other documents of governance of any of its Consolidated Subsidiaries or Affiliates, or (b) any agreement, instrument, order, judgment, decree, statute, law (including any securities or Blue Sky law), rule or regulation to which the Company or any of its Consolidated Subsidiaries is subject.

     6.12. Use of Proceeds. The Company will apply the proceeds of the Term Loan to refinance certain existing indebtedness incurred pursuant to the Demand Promissory Note dated December 2, 1992, in the original principal amount of $25,000,000, executed by the Company to the order of the Bank.

<PAGE 14>

     6.13. Federal Reserve Regulations. Neither the Company nor any Subsidiary will, directly or indirectly, use any of the proceeds of the Term Loan for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or otherwise take or permit to be taken any action which would involve a violation of such Regulation U or of Regulation T or Regulation X or any other regulation of such Board. Neither the Company nor any Consolidated Subsidiary owns or has any present intention of acquiring any such "margin stock".

     6.14. ERISA. (a) For purposes of this Section 6.14 and the remainder of this Agreement, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; the term "Code" shall mean the Internal Revenue Code of 1986, as amended; the term "Plan" shall mean any employee benefit plan subject to the funding requirements of ERISA Section 302 or Code
Section 412; and the term "ERISA Affiliate" shall mean any other member of the same controlled group of organizations within the meaning of Code Section 414(b), (c), (m) or (o) of which the Company is a member.

     (b) Each Plan of the Company and any ERISA Affiliate is in compliance with ERISA in all material respects. Neither the Company nor any ERISA Affiliate has, since the effective date of ERISA, contributed or been required to contribute to any "multiemployer plan" as defined in ERISA Section 4001(a)(3).

     (c) As of December 31, 1992, the aggregate accumulated benefit obligation (using an October 1, 1992 measurement date and determined in accordance with FAS 87) for the Plans of the Company and all ERISA Affiliates did not exceed the fair market value of the assets of such Plans.

     (d) Neither any of the Plans of the Company nor any trusts created thereunder, nor, to the Company's knowledge, any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Code Section 4975 and ERISA Section 406, which could subject the Plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with the Plan or any such trust to a material tax or penalty on prohibited transactions imposed by Code Section 4975 or ERISA Section 502(i).

     (e) Neither any of the Plans of the Company or any ERISA Affiliate nor any trust created thereunder has been terminated, except for the Company's Tax Reduction Act of 1975 Employee Stock Ownership Plan and Trust, nor since the effective date of ERISA have there been any "reportable events", as that term is defined in ERISA Section 4043, with respect to which the applicable 30-day notice requirement has not been waived pursuant to regulations promulgated under ERISA.

     (f) Neither the Plans of the Company or any ERISA Affiliate nor any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in ERISA Section 302 (whether or not waived), since the effective date of ERISA which is likely to result in a material liability to the Company.

     (g) The Company and/or any ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each Plan of the Company and

<PAGE 15>

its ERISA Affiliates required by law or the terms of such Plan or any contract or agreement. No material liability to the Pension Benefit Guaranty Corpora-tion has been, or is expected to be, incurred by the Company or any ERISA Affiliate. Liability, as referred to in this Section 6.14, includes any joint and several liability.

     7. Affirmative Covenants.

     So long as the Term Loan or any other amount payable hereunder or under the Note shall remain outstanding, the Company agrees with the Bank as follows:

     7.1. Financial and Business Information. The Company will deliver to the
Bank:

          (a) as soon as available and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Company, (i) a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period, (ii) consolidated and consolidating state-ments of income of the Company and its Consolidated Subsidiaries for such quarterly period and the year-to-date period and (iii) a statement of cash flows of the Company and its Consolidated Subsidiaries for the year-to-date period. The consolidated financial statements shall be presented in comparative form for the applicable corresponding period or periods for the preceding fiscal year. All financial statements shall be present-ed in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied (except as disclosed therein or in the footnotes thereto), subject, however, to changes resulting from year-end adjustments, and certified by the chief accounting or chief financial officer of the Company;

          (b) as soon as available and in any event within 105 days after the end of each fiscal year, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, capitalization and cash flow. The consolidated financial statements shall be presented in comparative form for the preceding fiscal year. All financial statements shall be presented in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied (except as disclosed therein or in the footnotes thereto) and all consolidated financial statements shall be audited by independent public accountants of recognized national standing selected by the Company whose report shall be prepared in accordance with generally accepted auditing standards (except as may otherwise be noted in their opinion) and shall contain such accountants' opinion as to the fairness of the financial statements presented. Notwithstanding the foregoing, annual consolidating financial statements need not be separately delivered so long as the Company delivers its Form U-3A-2 pursuant to paragraph (d) below;

          (c) as soon as practicable, copies of all such financial statements and reports as it shall send to its public stockholders, if any, or public debtholders;

          (d) promptly after filing, copies of (i) all registration state-ments (without exhibits), excluding registration statements with respect to offerings to employees, and all regular, periodic or current reports,

<PAGE 16>

     if any, which it files with the Commission and (ii) each form U-3A-2 of the Company filed annually with the Commission under the Holding Company Act and any amendments or modifications thereto;

          (e) a copy of each agreement pursuant to which Funded Debt of the Company is created or incurred, and a copy of each amendment to the Company's Declaration of Trust; and

          (f) with reasonable promptness, such other financial data as the Bank may reasonably request.

     7.2. Delivery of Certificates. Together with each delivery of financial statements required by paragraphs (a) and (b) of Section 7.1, the Company will deliver to the Bank an Officer's Certificate in substantially the form of Exhibit B hereto, setting forth a computation demonstrating compliance by the Company and its Consolidated Subsidiaries with Sections 8.1, 8.2 and 8.10, and stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

     7.3. Notice of Default. The Company also covenants that immediately upon the chief executive officer, principal financial officer or principal account-ing officer of the Company obtaining knowledge of (a) an Event of Default or Default under this Agreement, or (b) a similar event under any other agreement evidencing Funded Debt of the Company or any Consolidated Subsidiary (or pursuant to which such Funded Debt was created), it will deliver to the Bank an Officer's Certificate specifying the nature thereof, the period of exis-tence thereof, and what action the Company (or such Consolidated Subsidiary) proposes to take with respect thereto.

     7.4. Inspection of Property. The Company will permit any Person designat-ed by the Bank in writing, at the Bank's expense, to visit and inspect any of the properties of the Company and its Consolidated Subsidiaries, to examine all of the corporate books and financial records of the Company and its Consolidated Subsidiaries, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and with the Company's independent public accountants, all at such reasonable times and as often as the Bank may reasonably request.

     7.5. Compliance with Laws. The Company will, and will cause its Consoli-dated Subsidiaries to, comply in all material respects with all applicable laws, statutes, ordinances and governmental, administrative and public rules, regulations and orders to which it is subject, in respect of the conduct of its business and the ownership of its properties (including, without limita-tion, any thereof relating to equal employment opportunities and environmental standards and controls), except such as are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

     7.6. Financial Records. The Company will, and will cause its Consolidated Subsidiaries to, each maintain their financial records so as to reflect accurately their financial condition in accordance with generally accepted accounting principles consistently applied, including, without limitation, the maintenance of adequate reserves, except as disclosed therein or in the footnotes thereto.

<PAGE 17>

     7.7. Maintenance and Existence and Franchises. The Company will at all times prior to the complete liquidation of its assets preserve and keep in full force and effect its existence as a business trust. The Company will, and will cause Consolidated Subsidiaries to, preserve and keep in full force and effect all rights, leases, licenses and franchises which are material to its and their respective businesses.

     7.8. Payment of Taxes and Claims. The Company will, and will cause its Consolidated Subsidiaries to, pay all taxes, assessments and other governmen-tal charges imposed upon it and its Consolidated Subsidiaries or any of its properties or assets or in respect of any of its licenses, franchises, businesses, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, all claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a lien upon any of its property or assets, provided, that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

     8. Negative Covenants.

     So long as the Term Loan or any other amount payable hereunder or under the Note shall remain outstanding, the Company agrees with the Bank as follows:

     8.1. Limitation on Restricted Payments. (a) The Company will not declare or pay any dividends or make any other distributions (except dividends payable or distributions made common shares of the Company) on or in respect of the Company's common shares and the Company will not and will not permit any Consolidated Subsidiary to make any payment on account of the purchase, redemption, acquisition or other payment or retirement of the Company's common shares if (i) there has occurred and is continuing at the time of such declaration, payment or distribution an Event of Default (except an Event of Default arising from a failure to comply with Sections 7.1 and 7.2) or (ii) the aggregate of all such declarations, payments and distributions after December 31, 1988 shall exceed the Company's aggregate Consolidated Net Income earned since December 31, 1988 plus $60,000,000 (adjusted to remove the effect of any losses, write-offs or write-downs described in paragraph (b) of the definition of "Consolidated Shareholders' Equity" in Section 1.1).

     (b) The provisions of paragraph (a) shall not prevent the payment of any dividend on the Company's common shares within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions of paragraph (a).

     8.2. Limitation on Funded Debt. (a) The Company will not create, assume, guarantee, incur or otherwise become liable, directly or indirectly, in respect of any Funded Debt, other than the Term Loan, unless on the date on which the Company proposes to create, assume, guarantee, incur, or otherwise become liable, directly or indirectly, in respect of such Funded Debt, and immediately after giving effect to such Funded Debt and to the retirement of any Debt which is being retired on such date, the aggregate amount of Consoli-dated Funded Debt plus Consolidated Short-Term Debt does not exceed 66 2/3% of Consolidated Capitalization.

<PAGE 18>

     (b) For purposes of this Section 8.2, (i) at the time that a corporation becomes a Consolidated Subsidiary it shall be deemed to have created at such time all the Funded Debt (including for this purpose preferred stock having a sinking fund installment, or an obligation on the part of the Company to repurchase shares thereof, occurring prior to the maturity of the Term Loan) it has outstanding immediately after such time, and (ii) in case any Subsid-iary shall sell, transfer or otherwise dispose of any Funded Debt owing by the Company, to a Person not a Subsidiary, such sale, transfer or disposition shall be deemed to constitute the creation by the Company of Funded Debt.

     8.3. Negative Pledge. (a) The Company will not create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien upon any of the assets (including, without limitation, the stock of any Subsidiary) or proper-ties of any character of the Company securing any Debt, without effectively providing that the Note (together with, if the Company shall so determine, any other Debt of the Company) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured; provided that nothing in this paragraph (a) shall prevent or be deemed to prohibit the Company from incurring or suffering to be incurred or to exist upon any of its property or assets:

          (i) Liens relating to any taxes or assessments or governmental charges or levies, if such taxes or assessments or charges or levies shall not at the time be due and payable or if the Company shall current-ly be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto;

          (ii) Liens relating to or arising out of any judgments, if such judgments shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 90 days;

          (iii) Liens securing the performance of bids, tenders, contracts, leases or statutory obligations;

          (iv) any other claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon its property, if the Company shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto;

          (v) materialmen's, mechanics', carriers', warehousemen's, work men's, repairmen's or other like Liens if arising in the ordinary course of business in respect of obligations which are not overdue or liability for which is currently being contested in good faith by appropriate pro-ceedings, or deposits to obtain the release of such Liens;

          (vi) any encumbrances consisting of zoning restrictions, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by the Company in the operation of its business or the value of such property for the purpose of such business; or

          (vii) landlords' Liens under or with respect to any leases or subleases if the property subject thereto is not needed by the Company in the operation of its business;

<PAGE 19>

     (b) If the Note is to become secured in accordance with paragraph (a) of this Section 8.3, the Company agrees to enter into a mortgage and/or security agreement, in form and substance satisfactory to the Bank, and shall pay all fees and expenses of the Bank in connection with the execution and delivery of such mortgage and/or security agreement.

     (c) For purposes of this Section 8.3, the Company shall not be deemed to have effectively provided that the Note is secured equally and ratably with (or prior to) any secured Debt unless the Bank shall have received an opinion to such effect from a nationally recognized law firm satisfactory to the Bank in form reasonably satisfactory to the Bank.

     (d) If, upon any consolidation, merger, sale or other transfer of all or substantially all the assets of the Company to be effected in accordance with
Section 8.9 hereof, any of the properties or assets of the Company existing immediately prior to such transaction would thereupon become subject to any Lien (or such properties or assets are canceled or cease to exist and any Funded Debt of the surviving or successor Person is secured), the Company will, prior to or simultaneously with such consolidation, merger, sale or other transfer, secure or cause to be secured the Note (equally and ratably with any other Funded Debt then entitled thereto).

     8.4 Limitation on Sale of Assets. (a) Except as permitted by Section 8.9, and subject to Section 8.6, the Company will not, and will not permit any Consolidated Subsidiary to, sell, transfer or otherwise dispose of, during any period of 12 consecutive calendar months, assets with an aggregate fair market value (as determined by the Board of Trustees of the Company) in excess of 10% of the book value of the Consolidated Assets, to any Person other than the Company or a Consolidated Subsidiary.

     8.5. Limitation of Certain Restrictions Affecting Any Subsidiary. (a) The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on such Subsidiary's Capital Stock to the Company or any Subsidiary, (ii) pay any Debt owed to the Company or any Subsidiary, (iii) make loans or advances to the Company or any Subsidiary or (iv) transfer any of its property or assets to the Company or any Subsidiary, which, when taken with those restrictions existing herein or under agreements in effect at the Closing Date, may be reasonably expected to impair the ability of the Company to repay interest and principal on the Note when due.

     (b) Not later than five business days prior to the effective date of any consensual encumbrance or restriction described in subparagraph (a) of this
Section 8.5 to be imposed in connection with the incurrence of any Debt or issuance of any Capital Stock having an aggregate principal amount or liquida-tion value of $3,000,000 or more, the Bank shall receive from the Company a certificate signed by the chief financial or chief accounting officer of the Company to the effect that the imposition of such encumbrance or restriction complies with this Section 8.5. Such certificate shall also include complete copies of such encumbrance or restriction.

     8.6. Limitation on Issuance of Subsidiary's Shares. The Company will not sell any shares of Capital Stock of the Operating Utility Subsidiaries, or permit the Operating Utility Subsidiaries to issue shares of their respective Capital Stock or any other ownership interests to any Person other than to the Company or to a Wholly Owned Subsidiary.

<PAGE 20>

     8.7. Limitation on Lines of Business. The Company will not permit more than 15% of the book value of its Consolidated Assets to be invested in any types of businesses other than the types of businesses in which it and its Subsidiaries were engaged as of December 31, 1992.

     8.8. Limitation on Transactions with Affiliates. The Company will not enter into any material transaction with an Affiliate other than in the normal course of business and to the extent permitted by law. In addition to the limitation provided above, the Company will not enter into any material transaction with an Affiliate on terms which, based upon the Company's knowledge at the time of entering into such transaction, would materially adversely affect the financial condition of the Company.

     8.9. Merger and Sales of Assets as an Entirety. The Company will not consolidate with any other corporation or accept a merger of any other corporation or permit the Company to be merged into any other corporation, or sell or otherwise transfer its properties and assets as, or substantially as, an entirety, unless:

          (a) immediately after such consolidation, merger, sale or transfer, an Event of Default or Default under this Agreement shall not have occurred and be continuing, and

          (b) in the case of any such consolidation or merger, if the Company is not the surviving Person, then the resulting Person shall (i) be acceptable to the Bank and (ii) succeed to and be substituted for the Company with the same effect as if such Person had been named herein as a party hereto and shall become liable and be bound for, and shall express-ly assume, by supplemental agreement in form and substance satisfactory to the Bank and executed and delivered to the Bank, the due and punctual payment of the principal of, and interest on, the Note and all other amounts payable hereunder and thereunder and the performance and obser-vance of each and every covenant and condition of this Agreement on the part of the Company to be performed or observed; and

          (c) immediately after such consolidation, merger, sale or transfer the resulting, surviving or transferee Person shall be permitted, pursu-ant to Section 8.2 hereof, to issue or create at least $1.00 in principal amount of Funded Debt.

     Upon any consolidation or merger, or any sale of the properties and assets of the Company as, or substantially as, an entirety in accordance with the provisions of this Section 8.9, the Person formed by such consolidation or into which the Company shall have been merged or to which such sale shall have been made shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter from time to time such Person may exercise each and every right and power of the Company under this Agreement, in the name of the Company or in its own name; and any act or proceeding by any provision of this Agreement or permitted to be done by any board or officer of the Company may be done with like force and effect by the like board or officer of any Person that shall at the time be the successor of the Company hereunder.

     8.10 Consolidated Shareholders' Equity. The Company shall at all times maintain Consolidated Shareholders' Equity of at least $260,000,000.

<PAGE 21>

     9. Events of Default.

     9.1. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (a) the failure of the Company to pay any principal of the Note, when and as the same shall become payable, whether at stated maturity as herein or therein expressed, by declaration as authorized by this Agree-ment or otherwise;

          (b) the failure of the Company to pay any installment of interest on the Note, or any other amount due hereunder or thereunder, when and as the same shall become payable, which failure shall have continued unremedied for a period of five days;

          (c) the failure of the Company to observe and perform its covenants and agreements contained in Section 7.3 (except to the extent that any obligations under Section 7.3 arise by operation of Sections 7.1, 7.2 or 7.4) or in Section 8 hereof;

          (d) the failure of the Company to observe and perform any other of its covenants or agreements contained in this Agreement for a period of 30 days after notice to the Company by the Bank respect to such failure;

          (e) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any Operating Utility Subsidiary in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any Operating Utility Subsid-iary or for any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

          (f) the commencement by the Company or any Operating Utility Subsidiary of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any Operating Utility Subsidiary or for any substantial part of their respective properties, or the making by the Company or any Operating Utility Subsidiary of any assignment for the benefit of their respective creditors, or the failure of the Company or any Operating Utility Subsidiary generally to pay their respective debts as such debts become due;

          (g) the acceleration of Debt or default in payment of Debt (after the expiration of any applicable grace periods) under any instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Company or any Operating Utility Subsidiary, if the amount of all such Debt which has been so accelerated and with respect to which there has been such a default in payment shall exceed

<PAGE 22>

     $1,000,000 in the aggregate;

          (h) the rendering of a judgment or order for the payment of money in excess of $1,000,000 against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

          (i) any representation or warranty made by or on behalf of the Company herein or in any certificate or other writing delivered under or pursuant to this Agreement or in connection with any provision hereof or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made;

then (i) upon the occurrence of any Event of Default described in clause (e) or (f) above, with respect to the Company, the unpaid principal amount of the Note together with the accrued interest thereon shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and (ii) upon the occurrence of any other Event of Default, the Bank may, by written notice to the Company, declare the unpaid principal amount of the Note to be, and the same shall forthwith become, due and payable, together with accrued interest thereon which shall be deemed matured.

     9.2. Other Remedies. If any Event of Default or Default shall have occurred and be continuing, the Bank may proceed to protect and enforce its rights under this Agreement and the Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy is intended to be exclusive and each remedy shall be cumulative.

     10. Miscellaneous.

     10.1. Expenses. The Company agrees, whether or not the transactions hereby contemplated are consummated, to pay all reasonable expense, incident to (a) such transactions, (b) any action taken by the Bank seeking enforcement of remedies hereunder and under the Note, and (c) any amendment of, or waiver under or with respect to (whether or not given), this Agreement or the Note, including in each case, without limitation, all document production expenses (other than any such expenses arising from the preparation of this Agreement), and all reasonable fees and expenses of the Bank's counsel for services to the Bank in connection with such transactions or any such action, amendment or waiver, and to reimburse the Bank for any out-of-pocket expenses related to the transactions hereby contemplated. The Company will also pay all taxes (including interest and penalties but excluding taxes on the Bank's net income) which may be payable in respect of the execution and delivery of this Agreement or the Note (but not its transfer) of any amendment of, or waiver under or with respect to, this Agreement or the Note and will save the Bank harmless from any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of the Company under this Section
10.1 shall survive the payment of the Note.

     10.2. Consents to Waiver, Amendment, etc. Any provision of this Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, and the occurrence

<PAGE 23>

of any Event of Default pursuant to Section 9.1 may be waived, only with the prior written consent of the Bank to such amendment, action or omission to act.

     10.3. Transfers. The Bank may sell or transfer, or grant participations in, all or any part of its interest in the Note without the prior written consent of the Company, and in the case of any such participation, the Company agrees that any such participant shall be entitled to the benefits of Sections
10.1 and 10.12 to the same extent as if such participant were the Bank hereunder; provided that in the case of any such participation, the Company may, for all purposes of this Agreement, treat the Bank as the person entitled to exercise all rights hereunder and under the Note and to receive all payments with respect thereto.

     10.4. Immunity of Shareholders and Others. No shareholder, officer or agent of the Company shall be held to any liability for the payment of any sum of money under this Agreement or for damages for the non-performance of anything that shall have been agreed upon herein on behalf of the Company by the Board of Trustees or any other officer or agent, or in tort or otherwise, and no member of the Board of Trustees shall be held to any such liability unless expressly stipulated to that effect and then only as a member of the Board of Trustees and not individually; and every person, firm, association, trust and corporation shall look only to the Trust Property of the Company as defined in its Amended Declaration of Trust dated December 31, 1926 as amended by vote of the Shareholders and Trustees May 7, 1987.

     10.5. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and the Note. All statements contained in any certificate or other instrument deliv-ered by or on behalf of the Company hereunder or in connection with the transactions contemplated hereby shall be deemed representations and warran-ties of the Company hereunder.

     10.6. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of either of the parties hereto shall bind and inure to benefit of the respective successors and assigns of the parties hereto (including, without limitation, direct and indirect transferees of the Note as contemplated in Section 10.3) whether so expressed or not, and all notices, certificates, requests, statements and other documents required or permitted to be delivered to the Bank by any provision hereof shall also be delivered to each such holder which is a direct or indirect transferee of the Bank hereunder. Without the prior written consent of the Bank, the Company may not assign or transfer its rights or obligations hereunder.

     10.7. Notices. All notices, requests and other communications provided for herein may be (a) delivered by hand, or (b) mailed by certified mail, postage prepaid and return receipt requested, or (c) transmitted by telegram, telex, facsimile transmission or other means of written telecommunication, in each case addressed as follows: (i) if to the Bank, at 100 Federal Street, Mail Stop 01-08-02, Boston, Massachusetts 02110 Attention: Energy & Utilities Division Executive, or (ii) if to the Company, to Commonwealth Energy System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, Atten-tion: Financial Vice President. Any address may be changed from time to time and shall be the most recent address furnished in writing to the other party. The time period for the taking of any action hereunder shall be deemed to commence upon receipt by the Bank or the Company, as the case may be, of the

<PAGE 24>

communication relating thereto as evidenced by the return receipt or, in the case of a hand delivery or a written telecommunication, by the confirmation of receipt thereof.

     10.8. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     10.9. Governing Law. This Agreement and the Note shall be deemed to be documents executed under seal and shall be construed and enforced in accor-dance with, and the rights of the parties shall be governed by, the law of The Commonwealth of Massachusetts excluding those applicable to choice of law.

     10.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     10.11. Severability. Should any part of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

     10.12. WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE COMPANY HAS AGREED WITH OR REPRE-SENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                               COMMONWEALTH ENERGY SYSTEM


                               By: J. D. RAPPOLI
                               Title: Financial Vice President and Treasurer



                               THE FIRST NATIONAL BANK OF BOSTON


                               By: F. SMITH
                               Title: Director

<PAGE 25>

                                                                 EXHIBIT A

                               PROMISSORY NOTE

                                                      November 24, 1993
$25,000,000.00                                        Boston, Massachusetts


     For value received, the undersigned hereby promises to pay to THE FIRST NATIONAL BANK OF BOSTON (the "Bank"), or order, at the head office of the Bank at 100 Federal Street, Boston, Massachusetts 02110, the principal amount of TWENTY FIVE MILLION and no/100 DOLLARS ($25,000,000 00) or such lesser amount as shall equal the principal amount outstanding hereunder on November 24, 1995, in one installment of $10,000,000 on the date occurring one year from the date hereof and a second installment of $15,000,000 (or such other amount as shall then remain unpaid) on the date occurring two years from the date hereof, in lawful money of the United States of America and in immediately available funds; and to pay interest on the unpaid principal balance hereof from time to time outstanding, at said office and in like money and funds, for the period commencing on the date hereof until paid in full, at the rates per annum and on the dates provided in the Term Loan Agreement referred to below. All principal remaining unpaid and any accrued but unpaid interest shall in any event be due and payable on November 24, 1995.

     This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Term Loan Agreement dated as of November 24, 1993 by and between the undersigned and the Bank (herein, as the same may from time to time be amended or extended, referred to as the "Agree-ment"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided

     In case an Event of Default (as defined in the Agreement) shall occur, the aggregate unpaid principal of and accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement

     The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

     The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

                               COMMONWEALTH ENERGY SYSTEM

                               By: J. D. RAPPOLI
                               Title: Financial Vice President and Treasurer

<PAGE 26>

                                                                 EXHIBIT B

                         COMMONWEALTH ENERGY SYSTEM

                            OFFICER'S CERTIFICATE

     COMMONWEALTH ENERGY SYSTEM (the "Company") HEREBY CERTIFIES that:

     This Report is furnished pursuant to Section 7.2 of the Term Loan Agreement dated as of November 24, 1993 (the "Agreement") by and between the Company and THE FIRST NATIONAL BANK OF BOSTON. Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

     As required by Section 7.1 [(a)] [(b)] of the Agreement, consolidated and consolidating financial statements of the Company and its Subsidiaries for the period ended September 30, 1993 (the "Financial Statements") prepared in accordance with generally accepted accounting principles consistently applied accompany this Report. The Financial Statements present fairly the consolidat-ed financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments).

     The figures set forth in Schedule A for determining compliance by the Company with the financial covenants contained in the Agreement are true and complete as of the date hereof.

     The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the undersigned officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the undersigned officer, and as of the date of this Report, no Default has occurred.

WITNESS my hand this 24th day of November, 1993.

                               COMMONWEALTH ENERGY SYSTEM

                               BY J. D. RAPPOLI
                               Title: Financial Vice President
                                           and Treasurer

<PAGE 27>

                                                                 SCHEDULE A
                                                                 to
                                                                 EXHIBIT B

                             FINANCIAL COVENANTS

                           (Dollars in Thousands)

Restricted Payments (Section 8.1)

PERMITTED:

     (i) Aggregate Consolidated Net Income
           earned from December 31, 1988
           to September 30, 1993                                 $155,556

     (ii) Plus: Amount specified in Section 8.1                    60,000

     (iii) Total permitted Payments                              $215,556


ACTUAL:

     (iv) Dividend Declarations, Payments and
          Distributions on Common Shares from
          December 31, 1988 through September 30, 1993           $136,754

<PAGE 28>

                         COMMONWEALTH ENERGY SYSTEM
                          Funded debt (Section 8.2)
                   For The Period Ended September 30, 1993

                           (Dollars in Thousands)

PERMITTED:                                                         66 2/3%

ACTUAL:

     (i)  Consolidated Funded Debt

          Long-term debt, less premiums,
          current sinking fund requirements
          and maturities                                         $403,877

          Capital Lease Obligations                                14,788

          Guarantees and other obligations                          7,724

          Subtotal                                               $426,389

     (ii) Consolidated Short-Term Debt

          Notes Payable                                          $ 88,275

          Maturing Long-Term Debt                                   7,000

          Current Sinking Fund Requirements                         6,793

          Subtotal                                               $102,068

     (iii) TOTAL FUNDED AND SHORT TERM INDEBTEDNESS              $528,457

     (iv) Consolidated Shareholders' Equity

          Common Share Investment                                $328,726

          Redeemable preferred shares, less
          current sinking fund requirements                        15,480

     (v) TOTAL CONSOLIDATED SHAREHOLDERS' EQUITY                 $344,206

     (vi) CONSOLIDATED CAPITALIZATION
          (Line (iii) plus line (v) )                            $872,663

     (vii) CONSOLIDATED FUNDED DEBT PLUS
          CONSOLIDATED SHORT-TERM DEBT
          TO CONSOLIDATED CAPITALIZATION
          (Line (iii) divided by line (vi) )                        60.6%

<PAGE 29>

              Consolidated Shareholder's Equity (Section 8.10)

REQUIRED:                                                        $260,000

ACTUAL: (Line (v) above)                                         $344,206





          WITNESS my hand this 24th day of November, 1993.

                               COMMONWEALTH ENERGY SYSTEM

                               By: J. D. RAPPOLI
                               Title: Financial Vice President
                                           and Treasurer

<PAGE 30>

                                                                 EXHIBIT C

COMMONWEALTH ENERGY SYSTEM   ONE MAIN STREET   POST OFFICE BOX 9150
     CAMBRIDGE, MASSACHUSETTS 02142-9150   TELEPHONE (617) 225-4000

November 24, 1993

The First National Bank of Boston
100 Federal Street
Boston, Massachusetts 02110

RE:  Term Loan Agreement dated as of
     November 24, 1993 by and between
     THE FIRST NATIONAL BANK OF BOSTON
     (the "Bank" and COMMONWEALTH
     ENERGY SYSTEM (the "System")

Gentlemen:

I am Vice President, Secretary and General Counsel of Commonwealth Energy System (the "System") and with my staff have acted as counsel in connection with the preparation, execution and delivery of the Term Loan Agreement dated as of November 24, 1993 (the "Agreement") between The First National Bank of Boston (the "Bank") and the System pursuant to which the System has executed and delivered to the Bank its Note in the principal amount of $25,000,000. All terms defined in the Agreement shall have the same meanings herein.

I have examined executed counterparts of the Agreement and the Note and originals, or copies, the authenticity of which has been established to my satisfaction, of such other documents, corporate records, agreements and instruments and certificates of public officials and officers of the System as I have deemed necessary as the basis for the opinions herein expressed. As to the questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certifications by officers of the System.

Based on the foregoing and having regard for legal considerations as I have deemed relevant, it is my opinion that:

1. The System is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, including the execution, delivery, and performance by the System of the Agreement and the Note. The nature of the business transacted by the System does not require the System to be qualified or licensed to do business in any other jurisdiction other than the Commonwealth of Massachusetts.

2. Each Subsidiary of the System is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation (or other entity), and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a materially adverse effect upon

<PAGE 31>

the business, prospects, profits, properties or condition (financial or otherwise) of the System or the System and its Consolidated Subsidiaries taken as a whole.

3. The System is a "holding company" as such term is defined in the Holding Company Act. The System and its Subsidiaries are exempt from all the provi-sions of the Holding Company Act, except Section 9(a)(2) thereof. The System is required under the Holding Company Act to file an exemption statement on Form U-3A-2 annually with the Commission and such exemption statement is in full force and effect. The Commission has taken no action, nor threatened to take any action, to terminate such exemption. The System is not, and is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Investment System Act of 1940, as amended. The System is not required to obtain any authorization or approval of the FERC under the Federal Power Act as to the transactions contemplated by the Agreement.

4. Schedule I to the Agreement sets forth all of the Subsidiaries of the System and the percentages of the various classes of their Capital Stock owned by the System and indicates which Subsidiaries are Consolidated Subsidiaries. The System or another Subsidiary has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all Capital Stock owned by the System or such Subsidiary. All such Capital Stock have been duly authorized and issued are fully paid and nonassessable. Schedule I hereto also sets forth a reasonable complete description of the type of business engaged in by each Subsidiary listed therein.

5. All necessary proceedings have been taken by the System to authorize the execution, delivery, and performance by the System of the Agreement and the
Note in accordance with their respective terms. The Agreement and the Note have been duly executed and delivered by the System and are the legal, valid and binding obligations of the System.

6. Except as previously disclosed to the Bank in the manner described in the Agreement, there is no action, suit, investigation or proceeding (including, without limitation, actions, suits, investigations or proceedings relating to discharge of pollutants or wastes into the environment) pending or, to my knowledge, threatened against the System or any of its Consolidated Subsidiar-ies before any court, arbitrator or administrative or governmental body, which could reasonably be expected to materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the System and its Consolidated Subsidiaries.

7. Neither the System nor any of its Consolidated Subsidiaries or Affiliates is a party to any contract or agreement or subject to any charter or other corporate restriction which, in the opinion of the officers of the System, materially and adversely affects the business, properties, or condition (financial or otherwise) of the System or the System and its Consolidated Subsidiaries taken as a whole. Neither the execution and delivery of the Agreement and the Note nor fulfillment of nor compliance with the terms and provisions of the Agreement and of the Note will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in any violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administra-tive or governmental body pursuant to, (a) the Declaration of Trust of the System or the charter and By-Laws or other documents of governance of any of

<PAGE 32>

its Consolidated Subsidiaries or Affiliates, or (b) any agreement, instrument, order, judgment, decree, statute, law (including any securities or Blue Sky
Law), rule or regulation to which the System or any of its Consolidated Subsidiaries is subject.

Very truly yours,


MICHAEL P. SULLIVAN
Michael P. Sullivan
 Vice President, Secretary
 and General Counsel

CES
MPS:fji

<PAGE 33>

                         COMMONWEALTH ENERGY SYSTEM

                          Certificate of Secretary

     I, Michael P. Sullivan, hereby certify as follows:

     1. I am the duly elected Secretary of Commonwealth Energy System (the "System"), a Massachusetts business trust.

     2. Attached hereto as Exhibit A is a true and correct copy of the Declaration of Trust of the System duly adopted December 31, 1926 and amended to May 7, 1987 and in force as of the date of this Certificate.

     3. There are no proceedings for amendment of the Declaration of Trust of the System and there have been none since May 7, 1987, and there are no proceedings for the dissolution or liquidation of the System.

     4. Attached hereto as Exhibit B are certified votes of the Board of Trustees of the System dated September 23, 1993 relating to the authority of the System to enter into the Term Loan Agreement between the System and the First National Bank of Boston.

     5. Attached hereto as Exhibit C is a Certificate of Incumbency relating to certain officers of the System.

     IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of Novem-ber, 1993.

                                                      M. P. SULLIVAN
                                                      Secretary

<PAGE 34>

                         COMMONWEALTH ENERGY SYSTEM   (Exhibit B)

                         Certified Votes of Trustees

          VOTED:  That in order to provide this System
                  with funds to renew $25,000,000 in
                  outstanding short-term borrowings
                  and to provide funds for general
                  working capital needs, this System
                  issue G and sell a note or notes, in
                  an aggregate principal amount of up
                  to $50,000,000, such note or notes to
                  mature up to five years from the
                  date of execution thereof, to bear
                  such rate or rates of interest, and
                  to be subject to such other terms and
                  conditions as may be approved by the
                  President or any Vice President of
                  this System.

          VOTED: That the President or any Vice President of this System be and each of them hereby is authorized and empowered to enter into a note agreement or agreements, between this System and its applicable note purchasers, relating to the issue and sale by this System of up to $50,000,000 in notes, such notes to mature up to five years from the date of execution thereof, to bear such rate or rates of interest and to be subject to such other terms and conditions as may be approved by the officers executing such notes, the execution of said notes to be conclusive evidence that the same is approved and authorized by this vote.

          VOTED:  That the proper officers of this System
                  be and hereby are authorized and directed to execute such documents, give such notice, file such reports and in general perform such transactions as are necessary or proper to effectuate the purposes of the foregoing votes.

<PAGE 35>

     THIS IS TO CERTIFY that the undersigned is Secretary of COMMONWEALTH ENERGY SYSTEM, a trust constituted by Declaration of Trust dated December 31, 1926, as amended; that the above and foregoing is a true and correct copy of a vote adopted by the Trustees of said System at a meeting thereof duly convened and held on the 23rd day of September, 1993, at which meeting the entire Board was present and voting; and that said vote has not been annulled, revoked or amended in any way whatsoever, but is in full force and effect.

     WITNESS my hand and the seal of said System hereunto affixed this 24th day of November, 1993.


                                                      M. P. SULLIVAN
                                                      Secretary

<PAGE 36>



                         COMMONWEALTH ENERGY SYSTEM   (Exhibit C)

                           Incumbency Certificate

I, Richard J. Morrison, duly elected Assistant Secretary of Commonwealth Energy System (the "System"), hereby certify that the following named persons have been duly elected to and now hold the respective offices in the System stated after their names, and that the signatures appearing next to the respective names are the genuine signatures of said officers:

     Name                Office                       Signature



James D. Rappoli         Financial Vice
                         President and
                         Treasurer                    J.D. RAPPOLI

Michael P. Sullivan      Vice President,
                         Secretary and
                         General Counsel              M. P. SULLIVAN

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of Commonwealth Energy System this 23rd day of November, 1993.



                                                      RICHARD J. MORRISON
                                                      Assistant Secretary

<PAGE 37>

                                                      SCHEDULE I

                         COMMONWEALTH ENERGY SYSTEM

                                SUBSIDIARIES



                                      JURISDICTION OF      % OWNERSHIP
NAME OF COMPANY                         ORGANIZATION        BY COMPANY

Electric Utilities


Cambridge Electric Light Company      Massachusetts              100%

Canal Electric Company                Massachusetts              100%

Commonwealth Electric Company         Massachusetts              100%

Gas Utility

Commonwealth Gas Company              Massachusetts              100%

Other Subsidiaries

COM/Energy Acushnet Realty            Massachusetts              100%

COM/Energy Cambridge Realty           Massachusetts              100%

COM/Energy Freetown Realty            Massachusetts              100%

COM/Energy Research Park Realty       Massachusetts              100%

COM/Energy Services Company           Massachusetts              100%

COM/Energy Steam Company              Massachusetts              100%

Darvel Realty Trust                   Massachusetts              100%

Hopkinton LNG Corp.                   Massachusetts              100%


All of the foregoing Subsidiaries are Consolidated Subsidiaries.